FUSION CONTACT	Philip Turits 212-201-2407

INVESTOR RELATIONS CONTACT	Piedmont Consulting, Inc 404-441-2027

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Fusion Releases Business Update Reviewing 2010 Results

NEW YORK, April 20, 2011 - Fusion Telecommunications International, Inc. (OTC BB: FSNN) today released a business update reviewing results for the year ended December 31, 2010, and discussing its plans for 2011.

This past year, 2010, was an important year for Fusion, as we made significant financial and operational progress in achieving our long-term business objectives. We increased revenues and significantly increased gross margin contribution, while at the same time reducing SG&A expenses and delivering major improvements in net loss and adjusted EBITDA performance. 2010 was also the first full year of operations since our exit from the consumer business, and it is clear that our decision to focus solely on our carrier and corporate businesses is paying off.

During 2010, we gained meaningful operating efficiencies, improved the core infrastructure of our corporate and carrier products and services, and executed on strategic sales and marketing initiatives that will help us build significant future revenue streams within the key market segments we serve.  Although we still must continue to raise capital to fund ongoing operations and deal with the challenges of the current world economy, as well as the realities of a competitive marketplace, we believe we will see a further positive financial impact of our accomplishments in the current year.

We remain optimistic about the opportunities available to us in this rapidly evolving telecommunications industry and the fact that VoIP, as a disruptive technology, is truly changing the entire telecommunications landscape. In fact, according to the magazine Inc., VoIP service providers are expected to grow at an average annual rate of 150% between 2010 and 2019, and are ranked as the best performing industry for that same decade. In addition, market researcher In-Stat predicts that VoIP penetration among U.S. businesses will double between 2009 and 2012, and that by 2013, 79% of U.S. companies will have a VoIP solution in at least one location. We believe that our Company’s strategy positions us well to capitalize on that prospect for phenomenal growth.

Corporate Services Highlights

Fusion’s comprehensive portfolio of corporate VoIP products and services for small, medium, and large businesses has continued to receive a strong and positive response from the market since its introduction. More importantly, for every quarter since its inception, our Corporate Services segment has delivered increased revenues and gross margin contribution as a result of our growing customer base. Largely as a result of our ability to leverage the relationship networks of our sales team, management, board of directors, and current customers, that corporate customer base increased by 37% during the past year, and we now have corporate customers in 28 states. The fact that all of these customers sign term contracts, currently averaging just under three years, contributes significantly to the stability and predictability of this business segment.

Our distribution channels also continued to expand during the past year, as we increased the size of our direct sales force and the number of sales agents in our partner sales channel. Our direct sales organization now has a strong sales and marketing focus on customers headquartered in both the greater New York metropolitan area and in South Florida, as well as their corporate locations around the country and across our global network. At the same time, our partner sales organization now manages 84 independent sales agents in 20 states. During the past year, we also added 2 “Master Agents” – large agent organizations with over 1,000 sub-agents each. Sales personnel in both the direct and partner distribution channels are attracted to us by the quality, reliability, and flexibility of our products and services; our experienced installation and technical support team; and our competitive pricing.

The acceptance of Fusion’s corporate products and services in the competitive marketplace demonstrates that we are meeting the needs of small, medium and large businesses across the country and the world. In addition to this growing acceptance, was also see our existing customers relying on us more and more for their telecommunications needs, and are pleased to note that during the fourth quarter of 2010 we received an average of five add-on orders for each new customer order.

 Our Hosted IP PBX service has demonstrated to be extremely popular with customers eager to enjoy the benefits of IP telephony while minimizing operational and capital costs; and our IP Connect services offer advanced IP solutions for businesses looking to gain the advantages of VoIP without having to abandon their existing phone infrastructure and an existing capital investment. We have also increased our focus on delivering high-volume international long distance service as a unique way to gain entry to many of the largest enterprise customers, and we expect further success in this portion of the market during the current year. During 2010, we also continued to upgrade and enhance our corporate products and services, including introducing several new telephone instruments (including a video phone), expanding the call center capabilities available to large customers, and increasing the range of the higher bandwidth Internet access and data services we offer.

During 2010, we focused most of our marketing efforts on small to medium sized businesses averaging 5-250 employees.  However, we also devoted time and resources to marketing efforts targeted at major enterprise customers. While such large, multi-location customers require a much greater sales effort and take longer to close, they tend to offer much greater revenue potential and up-sell growth opportunities.  We are hopeful that we will close a number of such accounts in 2011.

Carrier Services Highlights

During 2010, our Carrier Services business segment continued to focus on increasing our connections to large, well-known carriers around the world, and on increasing the volume of domestic and international minutes of voice traffic terminated across our global network. We now have contracts with over 270 different carriers that are connected to our network, representing an increase of approximately 25% during the past year.

In addition to growing our corporate business, we will seek continued growth of the carrier business that still accounted for approximately 96% of our total revenue and approximately 82% of our total gross margin contribution last year. While it is important that we improve margins by growing our corporate revenues as a percentage of total revenue in 2011, thereby resulting in a higher blended margin for the overall business, we nevertheless intend to expand and maintain the strong international carrier relationships that comprise our global network.

Not only does our carrier business generate cash flow for our Company, it also provides significant advantages to our corporate business, including an efficient and low cost structure, maximum control over network quality and reliability, and the widest possible geographic network coverage. Our global carrier network clearly gives our corporate segment a competitive advantage over other service providers who lack the cost, quality and efficiency advantages of their own network. Moreover, the depth and breadth of the Fusion network affords us the ability to leverage our wholesale traffic volumes to reduce the costs associated with terminating traffic for our corporate customers.

During 2010, the growth of our carrier segment was constrained by our limited availability of working capital. In particular, we lacked the ability to increase the revenue and margin derived from purchasing services from small vendors that demand short payment cycles and selling them to large carriers that require longer payment cycles. If we are successful in raising additional working capital during the coming year, we hope to expand such sales and thereby increase revenue and margin.

 Financial Highlights

Consolidated annual revenue for 2010 increased 2% over 2009 to approximately $42 million, despite the many challenges of limited cash availability and the current economy.  More importantly, however, consolidated gross margin for 2010 increased by 16.2% over 2009 to approximately $3.9 million. And, our overall gross margin percentage increased from 8.3% to 9.4% -- a reflection of both the increased gross margin percentage of our carrier business and the increased contribution of our rapidly growing corporate business, which generates margins of approximately 40%.

 Looking at our two business segments, carrier revenues for 2010 increased by 0.4% over 2009 to approximately $40.0 million, while carrier gross margin for 2010 increased by 13.6% over 2009 to over $3.2 million. At the same time, corporate revenues for 2010 increased by 64.1% to approximately $1.7 million, while corporate gross margin for 2010 increased 78.6% over 2009 to approximately $0.7 million. During the year, gross margin percentages averaged 39.3% for corporate and 8.0% for carrier.

As a result of our continued cost-cutting efforts, SG&A expenses for 2010 decreased by almost $400,000 or 4% compared to 2009. However, never losing sight of the need to reduce our operating expenses and improve overall efficiency, we will continue to pursue company-wide initiatives intended to help us better manage SG&A expenses as we move ever closer to achieving our financial objectives.

  For 2010, Fusion reported a net loss of ($5.8) million, an improvement of 40% over the net loss of ($9.6) for 2009, and our 2010 adjusted EBITDA loss decreased by approximately $0.9 million or 17% when compared to 2009. Moreover, when comparing adjusted EBITDA for 2010 to 2009 without any adjustment for discontinued operations, the improvement was approximately $2.6 million or 36.4%.

Although we are pleased to have raised approximately $5.7 million in new equity and debt financing during 2010, we need additional capital to fund our ongoing operations and are currently investigating a variety of financial alternatives that we hope will provide us with the necessary working capital to achieve our business objectives, enable us to expand the scope of our business, and accelerate our sales and marketing activities.

Future Plans

During 2011, we will continue to build our core business through the growth of our customer base and through increased average revenue per user. We also plan to introduce complementary services, particularly to our corporate customers. In many cases, these new services will fall in the category of “cloud computing” services – subscription-based or pay-per-use services available in real time over the Internet, which add new user capabilities on the fly without the need for the user to invest in new hardware, software, personnel, or training. Such new online services and collaboration tools are expected to complement our existing portfolio of corporate services, deliver cost-effective alternatives for our customers, and provide us with an opportunity to increase our average revenue per customer. Such services may include email hosting, disaster recovery services, enhanced mobility products, and offerings for content creation and presentation sharing.

During the coming year, we plan to expand our sales and marketing efforts by adding new direct sales personnel and expanding both the number of sales agents and the geographic coverage of our partner sales channel. We will also continue to leverage the relationships of our management, board of directors, and current customers to further our sales efforts, particularly as we push to increase our penetration of the larger enterprise customer market.

This year we will also continue the process we began last year of identifying possible acquisition candidates that would allow us to supplement the organic growth of our business segments and expedite our ability to achieve our financial objective of positive adjusted EBITDA performance. In this process, we are looking for acquisition candidates that would either allow us to expand our customer base and strengthen our geographic marketing coverage with products similar to our own, or allow us to add new products and services to market to our existing customer base. Either way, we believe such an acquisition would let us leverage our existing infrastructure, expertise, management, and relationships; increase revenue and gross margin, and capitalize on operating and cost efficiencies.

In 2011, we will continue to focus on the basics of our business:  strong management, aggressive sales and marketing, a comprehensive product portfolio, a company-wide emphasis on efficiency and cost controls, and total commitment to superior customer service.  We believe that our strategy, coupled with the leadership of our management team and board of directors, will provide the direction necessary to achieve our business and financial objectives for this year.

Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP).  Consistent with the SEC Regulation G, the non-GAAP measures in this Business Update have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Income (Loss) to Adjusted EBITDA".

Fusion Telecommunications International, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA

	Years Ended
	December 31,
	2010	2009

Net Loss	$ (5,799,480)	$ (9,586,212)
Loss from discontinued operations	12,257	1,674,793

Loss from continuing operations	(5,787,223)	(7,911,419)

Adjustments:
Interest (income) expense, net	180,714	383,227
Depreciation and amortization	847,881	1,361,798
Loss on impairment	19,018	243,000

EBITDA	$ (4,739,610)	$ (5,923,394)
Adjustments to EBITDA:
Forgiveness of debt	(159,500)	(12,758)
Gain/(loss) on disposal of fixed assets	-	71,178
Non cash compensation	253,496	294,601
Other taxes	132,891	131,126

Adjusted EBITDA	$ (4,512,723)	$ (5,439,247)